EXHIBIT 99.1

Gentlemen and Lady,

Effective immediately, I hereby tender my resignation from the Board of Directors of Global ePoint, Inc.

My reasons for this resignation include, but are not limited to, the cover-up of numerous improper acts and business practices perpetrated by the executive officers of Global ePoint, Inc. It is clearly evident that this will not auger well for the shareholders, and that indeed these acts have been, and are now, conducted with the support of an overwhelming majority of the Board of Directors. Additionally, the improper retaliations that have ensued subsequent to my having come forward in an attempt to disclose the facts, both to the Audit Committee, and to the Board of Directors, has made it clear that no purpose in the furtherance of the interests of the shareholders can be attained by my continued association with this body.

Sincerely,

Daniel Pearlson